UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Mural Oncology plc

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, or other independent professional financial adviser who, if you are resident or taking advice in Ireland, is duly authorised or exempted under the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375 of 2017) (as amended), or, if you are not so resident and are not taking advice in Ireland, another appropriately authorised independent professional adviser.

This document should be read in conjunction with the proxy statement sent by Mural Oncology plc (“Mural”) to Mural Shareholders dated the date hereof (the “Proxy Statement”), setting out, amongst other things, the terms of the proposed acquisition of Mural by XRA 5 Corp. (“Sub”), a wholly-owned subsidiary of XOMA Royalty Corporation (“XOMA Royalty”), to be implemented by way of a scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 (the “Scheme”) and, unless the context otherwise requires, words and expressions defined in the Proxy Statement (including the Scheme) shall have the same meaning in this document.

PROPOSAL TO MURAL EQUITY AWARD HOLDERS

under the

MURAL ONCOLOGY PLC 2023 STOCK OPTION AND INCENTIVE PLAN

MURAL ONCOLOGY PLC 2024 INDUCEMENT STOCK OPTION AND INCENTIVE PLAN

MURAL ONCOLOGY PLC 2023 EMPLOYEE STOCK PURCHASE PLAN (THE “ESPP”)

(the “MURAL EQUITY INCENTIVE PLANS”)

in connection with the

PROPOSED ACQUISITION OF MURAL ONCOLOGY PLC

by

XRA 5 CORP.

a wholly-owned subsidiary of

XOMA ROYALTY CORPORATION

to be implemented by means of a Scheme of Arrangement

under Chapter 1 of Part 9 of the Companies Act 2014

The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions, including any jurisdiction where local laws may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition (as defined below) is sent or made available in that jurisdiction (“Restricted Jurisdictions”). Accordingly, copies of this communication and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such Restricted Jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

XOMA Royalty’s board of directors and Sub’s board of directors accept responsibility for the information contained in this communication other than (i) information relating to Mural, the Mural Group and the members of the Mural Board (the “Mural Directors”) and members of their immediate families, related trusts and persons connected with them and (ii) the recommendation and related opinions of the Mural Board. To the best of the knowledge and belief of XOMA Royalty’s board of directors and Sub’s board of directors (who, in each case, have taken all reasonable care to ensure that this is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Mural Directors accept responsibility for the information contained in this communication relating to Mural, the Mural Group and the Mural Directors and members of their immediate families, related trusts and persons connected with them, except for the statements made by XOMA Royalty and Sub in respect of Mural. To the best of the knowledge and belief of the Mural Directors (who, in each case, have taken all reasonable care to ensure such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Lucid Capital Markets, LLC (“Lucid”), which is authorised and regulated by the SEC and the Financial Industry Regulatory Authority in the United States, is acting as financial adviser exclusively for Mural and for no one else in connection with the subject matter of this communication and will not regard any other person as its client in relation to the matters in this communication and will not be responsible to anyone other than Mural for providing the protections afforded to clients of Lucid or its affiliates, nor for providing advice in relation to any matter referred to in this communication. Neither Lucid nor any of its subsidiaries, affiliates or branches owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lucid in relation to the matters in this communication, any statement or other matter or arrangement referred to herein or otherwise.

Davy Corporate Finance UC (“Davy Corporate Finance”), which is authorised and regulated in Ireland by the Central Bank of Ireland, is acting exclusively for XOMA Royalty and Sub and no one else in connection with the matters referred to in this communication and will not be responsible to anyone other than XOMA Royalty for providing the protections afforded to clients of Davy Corporate Finance or for providing advice in connection with the matters referred to in this communication.

3

JOINT COMMUNICATION FROM MURAL ONCOLOGY PLC AND XRA 5 CORP.

Mural Oncology plc	XRA 5 Corp.
Incorporated as a public limited company in Ireland	Incorporated in the State of Delaware

Registered Office:	Registered Office:
10 Earlsfort Terrace	2200 Powell Street, Suite 310
Dublin	Emeryville, CA 94608
D02 T380
Ireland

Registered Number: 605282	File Number: 10297072

Directors:	Sole director:
Scott Jackson (Chair)	Owen Hughes

Caroline Loew (CEO)
Francis Cuss
Benjamin Hickey
George Stanley Golumbeski
Sachiyo Minegishi

Company Secretary:
Maiken Keson-Brookes

September 23, 2025

To:

Equity award holders under the Mural Oncology plc 2023 Stock Option and Incentive Plan, the Mural Oncology plc 2024 Inducement Stock Option and Incentive Plan and the Mural Oncology plc 2023 Employee Stock Purchase Plan (the “Mural Equity Incentive Plans”)

Re.

Treatment of equity awards in connection with the proposed acquisition of Mural Oncology plc by XRA 5 Corp., a wholly owned subsidiary of XOMA Royalty Corporation, by means of a Scheme of Arrangement under Chapter 1 of Part 9 of the Companies Act 2014

Dear Equity Award Holders

As previously announced, on August 20, 2025, Mural Oncology plc (“Mural”) entered into a Transaction Agreement (the “Transaction Agreement”), by and among XOMA Royalty Corporation, a Nevada corporation (“XOMA Royalty”), XRA 5 Corp., a Delaware corporation and wholly-owned subsidiary of XOMA Royalty (“Sub”) and Mural. Under the terms of the Transaction Agreement, Sub has agreed to acquire the entire issued and to be issued share capital of Mural on the terms and subject to the conditions set out in the announcement issued jointly by Mural and XOMA Royalty pursuant to Rule 2.7 of the Irish Takeover Rules on August 20, 2025 (the “Acquisition”) pursuant to a High Court of Ireland sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of Ireland, the terms of which are set out in full in the definitive Proxy Statement in the sections entitled “The Transaction” and “The Transaction Agreement” (the “Scheme”). The definitive Proxy Statement was filed with the SEC and sent to Mural Shareholders (as defined below), and for information only to holders of equity awards under the Mural Equity Incentive Plans (“Equity Award Holders”), on or about the date hereof (the “Proxy Statement”). If the Scheme becomes effective, Mural will become an indirect wholly-owned subsidiary of XOMA Royalty.

This communication constitutes the proposal required to be made to Equity Award Holders pursuant to Rule 15 of the Irish Takeover Rules in connection with the Acquisition.

1.	DETAILS OF THE ACQUISITION

Under the terms of the Acquisition and subject to certain conditions, holders of ordinary shares of Mural, nominal value $0.01 per share (each a “Mural Share” and such holders, the “Mural Shareholders”), (i) are entitled to receive a base cash price of $2.035 per share (the “Base Price Per Share”), which has been calculated on the basis of Mural having approximately $36.2 million of closing net cash (calculated in accordance with the Transaction Agreement) (the “Estimated Closing Net Cash”) and is payable to Mural Shareholders upon the closing of the Acquisition (the “Completion”) regardless of the amount of Mural’s actual closing net cash (as defined and calculated in accordance with the Transaction Agreement, the “Closing Net Cash”) on the Closing Net Cash Calculation Date (as defined in the Transaction Agreement), and (ii) may receive an additional cash amount per share of up to $0.205 (the “Additional Price Per Share,” and together with the Base Price Per Share, the “Scheme Consideration”).

The Additional Price Per Share is calculated on the basis of the amount by which the Closing Net Cash on the Closing Net Cash Calculation Date (as defined in the Transaction Agreement) exceeds the Estimated Closing Net Cash. The Additional Price Per Share will only be payable to Mural Shareholders upon the Completion if Mural’s actual Closing Net Cash on the Closing Net Cash Calculation Date exceeds the Estimated Closing Net Cash.

There is no certainty that the Closing Net Cash on the Closing Net Cash Calculation Date will exceed the Estimated Closing Net Cash and, if the Closing Net Cash does not exceed the Estimated Closing Net Cash, the amount of the Additional Price Per Share will be zero and each of the Mural Shareholders will receive only the Base Price Per Share. It is expected that confirmation of the Additional Price Per Share will be communicated to Mural Shareholders by announcement prior to the date of the hearing by the Irish High Court of the application to sanction the Scheme. The Additional Price Per Share is subject to a cap of a maximum amount of $0.205 per share and cannot be a negative amount. As a result, the minimum amount of the Scheme Consideration payable pursuant to the Acquisition is $2.035 per share and the maximum amount of the Scheme Consideration payable pursuant to the Acquisition is $2.24 per share.

The purpose of this communication is to set out how the Acquisition will affect any Mural Options and Mural RSU Awards (each as defined below) that you hold.

For your information, page 6 of this communication includes a link to the Proxy Statement filed by Mural with the SEC that contains important information about the Acquisition. The Transaction Agreement is attached to the Proxy Statement as Annex A. You may also obtain a copy of the Proxy Statement from the SEC’s website at www.sec.gov or Mural’s website at https://ir.muraloncology.com/. Information found on, or accessible through, Mural’s website is not a part of, and is not incorporated into, this communication.

2.	TREATMENT OF MURAL OPTIONS

Under the terms of the Transaction Agreement each option, including incentive stock options and non-qualified options, to purchase Mural Shares in accordance with the Mural Equity Incentive Plans that is outstanding as of immediately prior to the Completion (whether or not vested) (a “Mural Option”) that has an exercise price per Mural Share of less than the Scheme Consideration shall, as of the Completion, be automatically cancelled and converted into the right to receive a cash amount, equal to the product of (i) the total number of Mural Shares subject to such Mural Option immediately prior to the Completion, multiplied by (ii) the sum of (A) the Scheme Consideration minus (B) the exercise price payable per Mural Share under such Mural Option (net of any applicable mandatory withholdings).

Each Mural Option that has an exercise price per Mural Share that is equal to or greater than the Scheme Consideration shall, as of Completion, be cancelled and shall cease to be outstanding, and no Scheme Consideration shall be delivered in exchange for such Mural Options.

All outstanding Mural Options have an exercise price above the maximum Scheme Consideration payable pursuant to the Transaction Agreement. Accordingly, the Mural Directors expect that all outstanding Mural Options will be cancelled without the right to receive any Scheme Consideration in accordance with the terms of the Transaction Agreement. There are no Mural Options outstanding under the ESPP as at the date of this communication.

To the extent that your Mural Options are vested prior to the Completion, you may exercise your Mural Options in the normal manner in accordance with the terms and conditions governing such Mural Options; however, all existing Equity Award holders are advised that the exercise price of all outstanding Mural Options is greater than the maximum Scheme Consideration payable pursuant to the Acquisition. If you are a “restricted person” under Mural’s Insider Trading Policy, you may exercise vested Options at any time but you may sell Mural Shares only during an open window as set forth in the Insider Trading Policy. Once a Mural Option is exercised, you will be entitled to participate in the Acquisition in respect of the Mural Shares issued pursuant to the exercise of the applicable Mural Option on the same terms as each other Mural Shareholder. If you do not exercise your Mural Options, they will be treated as described above.

An exercise of your Mural Options may be subject to tax, and it is recommended that you consult your tax advisors about the tax consequences of any exercise of your Mural Options under the laws of the relevant jurisdiction.

It is possible that Mural may restrict the ability to exercise Mural Options in the future prior to the expected date of the Completion. Any further restrictions will be communicated to you.

Details of your Mural Options can be located by accessing your account with E*TRADE through its website at us.etrade.com or by contacting Ryan Bis at finance@muraloncology.com.

3.	TREATMENT OF MURAL RSU AWARDS

Each restricted stock unit award granted under the Mural Equity Incentive Plans that is outstanding as of immediately prior to the Completion (whether or not vested) (a “Mural RSU Award”) shall, as of the Completion, be automatically cancelled and converted into the right to receive a cash amount equal to (i) the total number of Mural Shares subject to such Mural RSU Award immediately prior to the Completion, multiplied by (ii) the Scheme Consideration (net of any applicable mandatory withholdings).

4.	NO ACTION IS REQUIRED BY YOU

You are not required to take any action to ensure that your Mural Options or Mural RSU Awards are treated as described above.

5.	TIMING OF CASH PAYMENTS DUE IN RESPECT OF CANCELLED MURAL OPTIONS AND MURAL RSU AWARDS

You will receive any cash payments due to you in respect of your Mural Options and Mural RSU Awards through payroll as soon as reasonably practicable after the Completion, but not later than 14 days after the Completion. Where Mural or Sub has an obligation to withhold or deduct taxes, social insurance contributions or similar amounts, your payment will be subject to the applicable deductions.

If you are not, and were not at any time during the vesting period of your equity award under the Mural Equity Incentive Plans, an employee of Mural for employment tax purposes, you may not receive your cash payment through payroll. In such circumstances, it will be paid to you in the same manner as the Scheme Consideration is paid under the Scheme, as if you were a Mural Shareholder.

6.	WHAT HAPPENS IF THE ACQUISITION IS NOT COMPLETED?

If for any reason the Acquisition is not completed, there will be no changes to the rights you currently have in your Mural Options or Mural RSU Awards, any such equity awards you hold that are not already vested will not accelerate, and all equity awards will continue in effect in accordance with their existing terms and conditions, including the applicable vesting and performance conditions.

If you voluntarily exercise your vested Mural Options, you will hold Mural Shares in accordance with usual procedures following option exercises.

7.	WHAT HAPPENS IF YOUR EMPLOYMENT WITH MURAL TERMINATES PRIOR TO THE COMPLETION?

The effect of the termination of your employment on your Mural Options or Mural RSU Awards are set out in your applicable award agreement.

In general, if your employment terminates before Completion any unvested Mural RSU Awards or Mural Options will be forfeited on the date your employment ends.

Typically, unless you are terminated for cause, you can exercise any vested Mural Options within the period following your termination set out in your applicable award agreement, though such period (which may end prior to Completion) will vary in certain circumstances (e.g. where your employment terminates by reason of death or disability).

You will not receive any consideration for your forfeited Mural Options or Mural RSU Awards.

If your Mural Options expire or are forfeited without exercise prior to the Completion, you will not be entitled to receive any payment for such Mural Options. If your individual employment agreement, or the terms of any severance plan in which you are eligible to participate, has different terms, the terms of your individual agreement will govern.

8.	NO FINANCIAL OR TAX ADVICE

Mural, XOMA Royalty and Sub will not provide advice on the benefits of the Acquisition or the Scheme or give financial or tax advice. You should seek your own professional advice regarding the tax treatment of your Mural Options and Mural RSU Awards.

9.	VIEW OF THE MURAL BOARD

Having taken into account the relevant factors and applicable risks, the Mural Board, which has been so advised by Lucid, as financial adviser to Mural, considers the treatment of the Mural Options and Mural RSU Awards described in this communication to be fair and reasonable. The Mural Directors have unanimously recommended that Mural Shareholders vote in favour of the Acquisition and the Scheme (as set out in the Proxy Statement).

Yours faithfully

Mural Oncology plc

By: /s/ Caroline Loew

Name: Caroline Loew, Ph.D.

Title: Chief Executive Officer

XRA 5 Corp.

By: /s/ Owen Hughes

Name: Owen Hughes

Title: President, Treasurer and Secretary

No Offer or Solicitation

It is currently intended that the Acquisition will be implemented by means of an Irish High Court-sanctioned scheme of arrangement on the terms provided for in the Scheme, which is contained in the Proxy Statement (or, if the Acquisition is implemented by way of a takeover offer, the applicable takeover offer document), which contains (or will contain) the full terms and conditions of the Acquisition, including details of how Mural Shareholders may vote in respect of the Acquisition and the Scheme. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in this communication and the Proxy Statement (including the Scheme) (or if the Acquisition is implemented by way of a takeover offer, the applicable takeover offer document), any amendments or supplements thereto and other relevant documents filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Acquisition, including any documents incorporated by reference therein.

Important Additional Information will be Filed with the SEC

In connection with the Acquisition, Mural has filed with the SEC a definitive Proxy Statement relating to the Scheme Meeting and the EGM (which includes the Scheme). The definitive Proxy Statement has been sent to Mural Shareholders as of the Voting Record Time. This communication is not a substitute for the Proxy Statement or any other document that Mural may file with the SEC or send to its shareholders in connection with the Acquisition. BEFORE MAKING ANY VOTING DECISION, HOLDERS OF MURAL SHARES ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME) ANY AMENDMENTS OR SUPPLEMENTS THERETO AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION, INCLUDING ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION, THE PARTIES TO THE SCHEME AND RELATED MATTERS.

Any vote in respect of the Scheme Meeting Resolution or the EGM Resolutions to approve the Acquisition, the Scheme or related matters, or other responses in relation to the Acquisition, should be made only on the basis of the information contained in the Proxy Statement (including the Scheme).

This communication, the Proxy Statement as well as Mural’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Mural’s website https://ir.muraloncology.com/.

Mural Shareholders and recipients of this communication are also be able to obtain, without charge, a copy of this communication, the Proxy Statement (including the Scheme) and other relevant documents by directing a written request to Mural, Attn: Chief Legal Officer, Mural Oncology plc, Ten Earlsfort Terrace, D02 T380, Dublin 2, Ireland or by phone to +353 1 920 1000 or by contacting Investor Relations, via email at ir@muraloncology.com.

Any written requests must include the identity of the Mural Shareholder or recipient and any hard copy documents will be posted to the address of the Mural Shareholder provided in the written request. If you have received this communication in electronic form, a hard copy of this communication and / or any document or information incorporated by reference into this communication will not be provided unless such a request is made.

Participants in Solicitation

Mural and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from Mural Shareholders in connection with the Acquisition and any other matters to be voted on at the Scheme Meeting or the EGM. Information about the directors and executive officers of Mural, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. Other information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Mural Shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, is also set forth in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the Acquisition. You may obtain free copies of these documents using the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this communication regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Mural, XOMA Royalty or Sub. Forward-looking statements are intended to be identified by words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “believe”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include but are not limited to statements regarding Mural, XOMA Royalty and Sub’s intention to consummate the Acquisition, the approval of the Acquisition by Mural Shareholders, the payment of any Additional Price Per Share to Mural Shareholders, and the expected timing of the completion of the Acquisition.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from those expressed or implied by such forward-looking statements. Risks and uncertainties that may cause actual results to differ from expectations include: uncertainties as to the timing and completion of the Scheme Meeting and EGM; uncertainties as to the approval by Mural Shareholders of the Scheme Meeting Resolution or the Required EGM Resolutions; the possibility that closing conditions for the Acquisition may not be satisfied or waived, including the failure to receive sanction of the Scheme by the High Court; risks that ongoing costs to Mural will result in Mural’s Closing Net Cash on the Closing Net Cash Date not exceeding the Estimated Closing Net Cash, which will mean that no Additional Price Per Share is paid to Mural Shareholders; the other risks and uncertainties pertaining to Mural’s business, including those described in Mural’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, as well as Mural’s subsequent filings with the SEC, including the Proxy Statement; and the other risks and uncertainties pertaining to XOMA Royalty’s business, including those described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to Mural, XOMA Royalty or Sub or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. None of Mural, XOMA Royalty or Sub undertake any obligation to update or revise the forward-looking statements contained in this communication, whether as a result of new information, future events or otherwise, except to the extent legally required.

Disclosure Requirements of the Irish Takeover Rules

Under Rule 8.3(b) of the Irish Takeover Rules, any person who is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Mural must disclose all “dealings” in such “relevant securities” during the “offer period”. The disclosure of a “dealing” in “relevant securities” by a person to whom Rule 8.3(b) applies must be made by no later than 3:30 pm (U.S. Eastern Time) on the “business day” following the date of the relevant “dealing”. A dealing disclosure must contain the details specified in Rule 8.6(b) of the Irish Takeover Rules, including details of the dealing concerned and of the person’s interests and short positions in any “relevant securities” of Mural.

All “dealings” in “relevant securities” of Mural by a bidder, or by any party Acting in Concert with a bidder, must also be disclosed by no later than 12:00 noon (U.S. Eastern Time) on the “business day” following the date of the relevant “dealing”.

If two or more persons co-operate on the basis of an agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Mural, they will be deemed to be a single person for the purpose of Rule 8.3(a) and (b) of the Irish Takeover Rules.

A disclosure table, giving details of the companies in whose “relevant securities” dealing disclosures should be made, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks in this section are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020.

No Profit Forecast or Merger Benefit Statement

No statement in this communication is intended to constitute a profit forecast or profit estimate for any period, nor should any statement be interpreted to mean that earnings or earnings per share of Mural will, for the current or future financial years or other periods, necessarily match or be greater or lesser than those for the relevant preceding financial periods. No statement in this communication constitutes an asset valuation or a quantified financial benefits statement within the meaning of the Irish Takeover Rules.

Publication on Website

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this communication will be available on XOMA Royalty’s website at https://www.investors.xoma.com and Mural’s website at https://ir.muraloncology.com/ by no later than 12:00 noon (U.S. Eastern Time) on the business day following publication of this communication. Neither the content of the websites referred to in this communication nor the content of any other websites accessible from hyperlinks on such websites is incorporated into, or forms part of, this communication.